==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------

                               (AMENDMENT NO. 1)*


                             ECC CAPITAL CORPORATION
 ------------------------------------------------------------------------------
                                (NAME OF ISSUER)


 COMMON STOCK, PAR VALUE $0.001 PER
                SHARE                                 26826M108
 --------------------------------------  --------------------------------------
   (TITLE OF CLASS OF SECURITIES)                  (CUSIP NUMBER)


                              DECEMBER 31, 2006
------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[_]  RULE 13D-1(D)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

  =============================================================================

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 2
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL VALUE FUND, L.P.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         3,113,729
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    3,113,729
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     3,113, 729
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.1%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 3
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL LLC
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          NEW YORK
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       3,113,729
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         3,113,729
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     3,113,729
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.1%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: OO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 4
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL VALUE BVI, LTD.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  BRITISH VIRGIN ISLANDS
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         1,908,367
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    1,908,367
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,908,367
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.9%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 5
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC-BVI PARTNERS
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,908,367
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,908,367
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,908,367
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.9%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 6
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         PMC-BVI, INC.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,908,367
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,908,367
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,908,367
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.9%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 7
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL BVI, INC.
               PERSONS:
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,908,367
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,908,367
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,908,367
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.9%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 8
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC OPPORTUNITY FUND L.P.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         1,587,300
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    1,587,300
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,587,300
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.6%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 9
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC OPPORTUNITY LLC
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,587,300
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,587,300
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,587,300
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.6%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: OO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 10
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         PETER M. COLLERY
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         600*
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       6,816,296
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    600*
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         6,816,296
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     6,816,896**
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 6.8%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------



*     All of such shares are held by Mr. Collery as custodian for his children.
** Of such amount, 600 shares are held by Mr. Collery as custodian for his children.

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 11
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         NEIL H. KOFFLER
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       6,609,396
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         6,609,396
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     6,609,396
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 6.6%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 12
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         JOHN T. BIRD
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       6,609,396
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         6,609,396
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     6,609,396
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 6.6%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 13
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
               PERSONS:                  AND PROFIT SHARING PLAN

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         206,900
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    206,900
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     206,900
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: EP
-------------------------------------------------------------------------------

ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Amendment No. 1 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of ECC Capital Corporation, a Maryland corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1833 Alton Parkway, Irvine, California 92606.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

               (i) SC Fundamental Value Fund, L.P.
              (ii) SC Fundamental LLC
             (iii) SC Fundamental Value BVI, Ltd.
              (iv) SC-BVI Partners
               (v) PMC-BVI, Inc.
              (vi) SC Fundamental BVI, Inc.
             (vii) SC Opportunity Fund, L.P.
            (viii) SC Opportunity LLC
              (ix) Peter M. Collery
               (x) Neil H. Koffler
              (xi) John T. Bird and
             (xii) SC Fundamental LLC Employee Savings and Profit Sharing Plan
                   (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., SC Opportunity Fund, L.P., SC Opportunity LLC, Peter M. Collery, Neil H. Koffler and John T. Bird, and SC Fundamental LLC Employee Savings and Profit Sharing Plan is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [_] Investment company registered under Section 8 of the Investment Company Act;

           (e) [_] An investment adviser in accordance with Rule
      13d-1(b)(1)(ii)(E);

           (f) [_] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [_] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

(a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2006, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 100,243,162 shares of Common Stock outstanding as of November 10, 2006, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 filed with the Securities and Exchange Commission on November 14, 2006.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |__|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as
                               General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner of
                                    investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary

                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC OPPORTUNITY FUND, L.P.

                               By:  SC Opportunity LLC, as
                               General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                               Neil H. Koffler, Member


                               SC OPPORTUNITY LLC


                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for Peter M. Collery


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for John T. Bird (1)


                               SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                               AND PROFIT SHARING PLAN

                               By:   /s/  Peter M. Collery
                                    --------------------------
                                    Peter M. Collery, Trustee




(1) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                  EXHIBIT INDEX

     Exhibit No.                Document
     -----------                --------

          1 Joint Filing Agreement, dated February 14, 2007, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., SC Opportunity Fund, L.P., SC Opportunity LLC, Peter M. Collery, Neil H. Koffler John T. Bird, and SC Fundamental LLC Employee Savings and Profit Sharing Plan to file this Amendment No. 1 to the joint statement on Schedule 13G.

          2          Identity of Members of Group

          3          Power of Attorney, dated as of
                     February 13, 2007, appointing Neil
                     H. Koffler as attorney-in-fact for
                     Peter M. Collery.

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

           In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 1 to the statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of ECC Capital Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 14th day of February, 2007.


Dated: February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as
                               General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner of
                                    investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as
                                    managing general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President

                               PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary


                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC OPPORTUNITY FUND, L.P.

                               By:  SC Opportunity LLC, as
                               General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                               Neil H. Koffler, Member


                               SC OPPORTUNITY LLC


                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for Peter M. Collery


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact
                               for John T. Bird (1)


                               SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                               AND PROFIT SHARING PLAN

                               By:   /s/  Peter M. Collery
                                    --------------------------
                                    Peter M. Collery, Trustee

(1) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                                                       Exhibit 2

                          IDENTITY OF MEMBERS OF GROUP



SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
SC Opportunity Fund, L.P.
SC Opportunity LLC
Peter M. Collery
Neil H. Koffler
John T. Bird
SC Fundamental LLC Employee Savings and Profit Sharing Plan

                                                                       Exhibit 3

                                POWER OF ATTORNEY

      The undersigned, Peter M. Collery (hereinafter referred to as "Collery") does hereby make, constitute and appoint the person listed below as Collery's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act in the name and on behalf of Collery for and with respect to the matters hereinafter described.

           Name of Attorney:        Neil H. Koffler

      Attorney shall have the power and authority to do the following:

      To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of Collery with regard to any securities owned by Collery or any of Collery's affiliates.

      And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for Collery in order to more effectively carry out the intent and purpose of the foregoing.

      Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon Collery without attestation. The Power of Attorney conferred hereby shall not be delegable by Attorney.

      Unless revoked by Collery, this Power of Attorney shall be governed under the laws of the State of New York and the authority of Attorney hereunder shall terminate on December 1, 2009.

      IN WITNESS WHEREOF, Collery has caused this Power of Attorney to be executed and attested as of the 13th day of February, 2007.


                                /s/  Peter M. Collery
                               ---------------------------------
                               Peter M. Collery

Attest:


 /s/  Mei Ying Siu
--------------------------------
Name:  Mei Ying Siu